Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227609 on Form S-3ASR and  Registration Statement No. 333-222662 on Form S-4, as amended, and  Registration Statement Nos. 333-159129, No. 333-195772 and No. 333-211028  on Form S-8 of our report dated February 21, 2018 (July 31, 2018, as to Notes 2, 5, 18, 19, 20, 22, and 24 to the consolidated financial statements), relating to the 2017 and 2016 consolidated financial statements of McDermott International, Inc. and subsidiaries  (the “Company”) appearing in this Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas

February 25, 2019